Transocean Ltd. Investor Relations and Corporate Communications

News Release
Analyst Contacts:	Thad Vayda
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Pam Easton	FOR RELEASE:	February 15, 2015
+1 713-232-7647

TRANSOCEAN LTD. ANNOUNCES DEPARTURE OF CEO

ZUG, SWITZERLAND--February 15, 2015--Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that Steven Newman and the Board of Directors have mutually agreed that he will step down as President and Chief Executive Officer effective February 16, 2015. Additionally, Mr. Newman has elected to resign as a Director of Transocean Ltd. Until a permanent replacement is named, Ian Strachan, Chairman of the Board of Transocean Ltd., will also serve the company in the role of Interim Chief Executive Officer.
“As Chief Executive, Steven has capably guided Transocean over the last five years, demonstrating outstanding leadership through what was unquestionably the most challenging period in its history,” remarked Mr. Strachan. “In addition to leading Transocean through company- and industry-changing events following the Macondo well incident, Steven initiated essential changes that have and will continue to improve the company’s fleet, operations, cost structure and long-term competitiveness,” Mr. Strachan said. “As a result, Transocean is well positioned to weather the current industry downturn and emerge even stronger. On behalf of the Board of Directors, and all Transocean employees, I would like to thank Steven for his dedicated service to the company and wish him all the best in his future endeavors."
Mr. Strachan has served as a Director of the company since 1999 and as Chairman of the Board since May 2013. His extensive experience includes serving as Chairman of the Board of Instinet Group Incorporated and as a director of several companies, including Xstrata plc; Rolls Royce Group plc; Reuters plc; and Johnson Matthey plc. Mr. Strachan began his career with Exxon Corporation, where he spent 16 years. He went on to serve as Rio Tinto plc’s Chief Financial Officer for four years and ultimately the company’s Deputy Chief Executive Officer from 1991 to 1995. He then served as Chief Executive Officer of BTR plc for three years beginning in 1996. Mr. Strachan received his BA in 1965 from Cambridge University, and his Master of Public Affairs in 1967 from the Woodrow Wilson School, Princeton University, and was a teaching fellow at Harvard University from 1969 to 1970.
About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 71 mobile offshore drilling units consisting of 44 high-specification floaters (ultra-deepwater, deepwater and harsh environment drilling rigs), 17 midwater floaters and 10 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.
For more information about Transocean, please visit: www.deepwater.com.